Exhibit 99.1

Core-Mark Announces Rule 10b5-1 Stock Trading Plans for CEO

South San Francisco, California – September 3, 2009 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading wholesale distributors to the convenience retail industry in North America, announced that J. Michael Walsh, the Company’s Chief Executive Officer, has adopted two Rule 10b5-1 trading plans.

Mr. Walsh has 100,000 options which expire in August of 2011. These options have a strike price of $15.50 per share. The first 10b5-1 plan calls for the sale of a portion of the shares to cover the exercise costs and income taxes associated with these options. Barring some unforeseen circumstance, it is Mr. Walsh’s intention to hold the remaining shares until his retirement.

In addition, Mr. Walsh has three tranches of restricted stock units (RSU) from the 2004, 2005 and 2007 LTIPs totaling approximately 27,000 shares, the receipt of which will become taxable to Mr. Walsh upon expiration of the deferral period in 2010. Similarly, the second Rule 10b5-1 plan will enable the sale of sufficient shares to cover the tax consequence of these awards. Again it is Mr. Walsh’s intention to hold the net shares from these RSUs until his retirement.

Rule 10b5-1 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to sell shares to cover tax obligations. Once the transactions described above are concluded, Mr. Walsh’s holdings of Core-Mark common stock will increase.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 24,000 retail locations in 50 U.S. states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com .

Safe Harbor

The statements made in this document are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com